Exhibit 10.7

RSU AWARD AGREEMENT

PING IDENTITY HOLDING CORP. OMNIBUS INCENTIVE PLAN

Ping Identity Holding Corp. (the “Company”) grants to the Participant named below (“you”) the number of restricted stock units (“RSUs”) set forth below (the “Award”), under this RSU Award Agreement (“Agreement”).

Governing Plan:	Ping Identity Holding Corp. Omnibus Incentive Plan

Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement

Participant:	[Name]

Grant Date:	[Date]

Number of RSUs:	[•]

Definition of RSU:	Each RSU entitles you to receive one Share in the future subject to the terms of this Agreement.

Earning and Payment:	The RSUs will become earned and payable as follows, as long as you do not have a Separation from Service before the applicable [date/event]:

	[Date/Event]	RSUs Earned and Payable
	[—]	[•]

RSU TERMS

1.                                      Grant of RSUs.

(a)                                 The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.

(b)                                 You must accept the terms of this Agreement within 30 days after the Agreement is presented to you for review. The Committee may unilaterally cancel and forfeit the Award in its entirety if you do not accept the terms of this Agreement.

2.                                      Restrictions.

(a)                                 You will have no rights or privileges of a Stockholder as to the Shares underlying the RSUs before settlement under Section 5 below (“Settlement”), including no right to vote or receive dividends or other distributions; in addition, the following terms will apply:

(i)                                     you will not be entitled to delivery of any Share certificates for the RSUs until Settlement (if at all), and upon the satisfaction of all other terms;

(ii)                                  you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge, or otherwise encumber or dispose of the RSUs or any rights under the RSUs before Settlement; and

(iii)                               you will forfeit all of the RSUs and all of your rights under the RSUs will terminate in their entirety on the terms set forth in Section 4 below and Section 10(j) below.

(b)                                 Any attempt to dispose of the RSUs or any interest in the RSUs in a manner contrary to the terms of this Agreement will be void and of no effect.

3.                                      Restricted Period and Payment. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the RSUs, or such applicable portion of the RSUs, are deemed earned and payable under the terms set forth in the table at the beginning of this Agreement.

4.                                      Forfeiture. If, during the Restricted Period, (a) you incur a Separation from Service (for the avoidance of doubt, which does not otherwise result in the immediate or continued earning and payment of the RSUs), (b) you materially breach this Agreement, or (c) you fail to meet the tax withholding obligations described in Section 6 below, all of your rights to the RSUs will terminate immediately and be forfeited in their entirety.

5.                                      Settlement of RSUs. Delivery of Shares or other amounts under this Agreement will be subject to the following:

(a)                                 The Company will deliver to you one Share for each RSU that has become earned and payable within 30 days after the end of the applicable Restricted Period.

(b)                                 Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

(c)                                  If a certificate for Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Ping Identity Holding Corp. Omnibus Incentive Plan and an RSU award agreement entered into between the registered owner and Ping Identity Holding Corp. Copies of such plan and agreement are on file in the executive offices of Ping Identity Holding Corp.

In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the SEC, any securities exchange or similar entity upon which the Shares are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions. In addition, you acknowledge and expressly agree to the lock-up terms of Section 14.21 of the Plan (and any successor terms).

6.                                      Taxes. Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Award and (ii) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items. You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 14.5 of the Plan (and any successor terms). The RSUs are intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 14.16 of the Plan (and any successor terms).

7.                                      Adjustment. Upon any event described in Section 4.2 of the Plan (and any successor sections) occurring after the Grant Date, the adjustment terms of that section will apply to the Award.

8.                                      Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan, have had an opportunity to review the Plan, and agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.

9.                                      Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all applicable laws.

10.                               Miscellaneous.

(a)                                 Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.

(b)                                 Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c)                                  Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Award. Any prior agreements, commitments, or negotiations concerning the Award are superseded.

(d)                                 Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.

(e)                                  Governing Law; Jurisdiction; Waiver of Jury Trial; Data Protection. You acknowledge and expressly agree to the governing law terms of Section 14.9 of the Plan (and any successor terms), the jurisdiction and waiver of jury trial terms of Section 14.10 of the Plan (and any successor terms), and the data protection terms of Section 14.23 of the Plan (and any successor terms).

(f)                                   Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.

(g)                                  Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

(h)                                 No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law. The value of the RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the RSUs does not create any right to receive any future awards.

(i)                                     Further Assurances. You must, upon request of the Company, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company to implement this Agreement.

(j)                                    Clawback. All awards, amounts, or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct terms contained in Section 14.22 of the Plan as of the Grant Date (and any successor terms)), and any term of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

(k)                                 Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.                               Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

By selecting the signature button below, you are signing this Agreement electronically and agreeing that your electronic signature is the legal equivalent of a manual signature on this Agreement. In addition, you are agreeing to all of the terms of this Agreement, as of the Grant Date.